EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Third Quarter Results

RACINE, Wis., Aug. 01, 2025 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced operating results for the Company’s third fiscal quarter ending June 27, 2025.

“While the marketplace continues to fluctuate, this quarter’s positive results emphasize the importance of our focus and investment on delivering market-winning innovation,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Importantly, we continue to make progress against our strategic priorities—innovation, digital and ecommerce, and operational efficiency—which are critical to achieving our goal of delivering future healthy profitable growth.”

THIRD QUARTER RESULTS
Total Company net sales in the third quarter increased 5 percent to $180.7 million compared to $172.5 million in the prior year third fiscal quarter.

  Fishing revenue increased 8 percent due to continued success of new products
  Camping & Watercraft Recreation sales were down 14 percent, primarily due to the exit of the Eureka! Business. Excluding the impact of the Eureka! sales in the prior year quarter, sales would have improved 3 percent year over year
  Diving showed a 7 percent increase in revenue due to stronger market conditions and favorable currency translation which had a 2 percent positive impact on sales

Total Company operating profit was $7.3 million for the third fiscal quarter versus operating loss of $0.5 million in the prior year third quarter. Gross margin improved to 37.6 percent, compared to 35.8 percent in the prior year quarter, primarily due to improved overhead absorption driven by higher sales volumes in addition to lower discounting of product in the current year quarter. Operating expenses of $60.6 million decreased $1.7 million from the prior year period, due primarily to lower promotions and professional services expense, partially offset by increased expense on the Company’s deferred compensation plan.

Profit before income taxes was $10.5 million in the current year quarter, compared to $0.9 million in the prior year third quarter. In addition to the improvement in operating profit noted above, there was an increase in Other Income of approximately $2.0 million due primarily to an increase in earnings on the Company’s deferred compensation plan. Net income was $7.7 million, or $0.75 per diluted share, versus $1.6 million, or $0.16 per diluted share in the previous year’s third quarter. The effective tax rate was an expense of 26.3 percent compared to a benefit of 78.8 percent in the prior year third quarter.

YEAR-TO-DATE RESULTS
Fiscal 2025 year-to-date net sales were $456.7 million, a 6.2 percent decrease over last year’s first fiscal nine-month period. Total Company operating loss declined to $8.0 million, compared to a loss of $0.7 million in the prior fiscal year-to-date period. Gross margin decreased slightly to 34.8 percent, compared to 36.2 percent in the prior year-to-date period. Operating expenses were $167.0 million in the nine-month period ending June 27, 2025, a decrease of $9.8 million from the prior year due to the same factors noted above for the quarter.

Loss before income taxes for the year-to-date period was $4.3 million, versus profit before income taxes of $9.8 million in the first nine months of the prior year. In addition to the decline in operating profit, Other Income decreased by $6.2 million, primarily due to a decrease in earnings on the Company’s deferred compensation plan of approximately $3.9 million. In addition, the prior year-to-date period included a gain on the sale of the building of approximately $1.9 million. Net loss during the first fiscal nine months was $5.2 million, or $0.52 per diluted share, versus net income of $7.7 million, or $0.75 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate was a tax benefit of 22.8 percent in the current year versus a tax expense of 21.2 percent in the prior year nine-month period.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $161.0 million as of June 27, 2025, versus $148.4 million at June 28, 2024. Depreciation and amortization were $15.3 million in the nine months ending June 27, 2025, compared to $14.8 million in the prior nine-month period. Capital spending totaled $11.8 million in the current quarter compared with $16.4 million in the prior year period. In June 2025, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of July 10, 2025, which was payable July 24, 2025.

“We continue to benefit from our ongoing focus on improved operational efficiency, helping us to strengthen margins and effectively manage working capital. While the tariff environment remains uncertain, we continue to work through short- and long-term strategies to mitigate the potential increases in costs. Our focus is on ending the year with our brands well-positioned for the future,” said David W. Johnson, Chief Financial Officer.

PRODUCT NEWS
Humminbird® received “Best of Electronics” honors at the 2025 ICAST, the world’s most prestigious fishing show, with the brand’s new XPLORE fish finder series. XPLORE eliminates the complexity traditionally associated with advanced electronics, delivering a sleek touchscreen interface backed by customizable shortcut keys and a lightning-fast quad-core processor. More than just fast, it’s responsive—adapting in real time so anglers spend less time navigating menus and more time fishing. Integration with Minn Kota® means anglers can easily connect their XPLORE with the best trolling motors and shallow water anchors, offering seamless integration and an enhanced experience.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, August 1, 2025. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; and Jetboil® outdoor cooking systems.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "confident," "could," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 11, 2024, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating results	June 27, 2025	June 28, 2024	June 27, 2025	June 28, 2024
Net sales	$180,655	$172,472	$456,653	$486,972
Cost of sales	112,728	110,650	297,677	310,865
Gross profit	67,927	61,822	158,976	176,107
Operating expenses	60,597	62,328	166,984	176,820
Operating profit (loss):	7,330	(506)	(8,008)	(713)
Interest income, net	(878)	(1,086)	(2,421)	(3,063)
Other (income) expense, net	(2,292)	(327)	(1,318)	(7,468)
Profit (loss) before income taxes	10,500	907	(4,269)	9,818
Income tax expense (benefit)	2,758	(715)	975	2,085
Net income (loss)	$7,742	$1,622	$(5,244)	$7,733
Weighted average common shares outstanding - Dilutive	10,293	10,249	10,280	10,232
Net income (loss) per common share - Diluted	$0.75	$0.16	$(0.52)	$0.75

Segment Results
Net sales:
Fishing	$140,679	$130,537	$358,042	$379,637
Camping & Watercraft Recreation	18,908	21,997	46,211	52,971
Diving	21,201	19,861	52,705	54,263
Other / Eliminations	(133)	77	(305)	101
Total	$180,655	$172,472	$456,653	$486,972
Operating profit (loss):
Fishing	$14,553	$5,258	$15,761	$24,214
Camping & Watercraft Recreation	1,588	2,031	2,188	1,534
Diving	1,576	898	255	22
Other / Eliminations	(10,387)	(8,693)	(26,212)	(26,483)
Total	$7,330	$(506)	$(8,008)	$(713)

Balance Sheet Information(End of Period)
Cash, cash equivalents and short-term investments			$161,022	$148,369
Accounts receivable, net			81,993	79,593
Inventories, net			163,732	223,160
Total current assets			420,073	461,005
Long-term investments			—	2,237
Total assets			634,473	679,825
Total current liabilities			105,562	99,293
Total liabilities			184,009	181,156
Shareholders’ equity			450,464	498,669

David Johnson	Patricia Penman
VP & Chief Financial Officer	Chief Marketing Officer
262-631-6600	262-631-6600